                                                                  EXHIBIT (d)(8)

                              EMPLOYMENT AGREEMENT

      In consideration of John J. Lopes's ("Employee") continued employment with CART, Inc. ("CART"), and, in particular, CART's agreement to continue Employee's employment following CART's contemplated acquisition by merger (the "Merger") by Open Wheel Racing Series LLC ("OWRS") for the later of a minimum of twelve (12) months following the Effective Time (as defined in the Agreement and Plan of Merger among OWRS, Open Wheel Acquisition Corporation and Championship Auto Racing Teams, Inc. ("Parent") dated September 10, 2003 (the "Merger Agreement")) or December 31, 2004, Employee and CART hereby agree as follows:

      1. PRIOR AGREEMENT SUPERSEDED. The parties agree that, upon execution of this Employment Agreement, (a) this Employment Agreement shall supersede the prior Employment Agreement between them dated August 15, 2001, signed by the parties on September 1, 2001 and guaranteed by Championship Auto Racing Teams, Inc. ("Parent") (the "Prior Employment Agreement" attached hereto as Exhibit A), and (b) except as otherwise set forth in Section 9 hereof, all duties and obligations of the parties under the Prior Employment Agreement shall be extinguished and the Prior Employment Agreement shall be void and of no force and effect. This means that, except as set forth in Section 9 hereof, Employee and CART agree that automatically upon execution of this Employment Agreement, all agreements and obligations under the Prior Employment Agreement regarding any compensation, bonuses, or payments whether upon termination, Change of Control, death, disability, for cause or no cause, or otherwise, or that the parties' duties and obligations under the Prior Employment Agreement would survive or be binding on any successors of CART are null and void, and may not be enforced by either party against the other.

      2. EFFECT OF TERMINATION OF MERGER. In the event the Merger Agreement is terminated, this Employment Agreement shall be void and the parties agree that the Prior Employment Agreement shall automatically be revived and continue in full force and effect without further action of the parties, and the Prior Employment Agreement will govern Employee's and CART's duties and obligations to each other as if this Employment Agreement had never existed.

      3. BREACH OF THIS EMPLOYMENT AGREEMENT. If either party breaches the terms of this Employment Agreement, including the parties' agreement to void the Prior Employment Agreement without either party owing any further duties or obligations to the other (except as expressly set forth in Section 9), the prevailing party shall be entitled to recover all reasonable attorney's fees and costs of litigation, including fees and costs on appeal or in connection with any petition for review.

      4. STOCK DIVESTITURE. As a condition of Employee's continued employment with CART, Employee has, or will by the date of his execution of this Agreement, divest himself of all stock options in Parent that have already vested.

      5. TITLE AND DUTIES. CART shall employ Employee as its Senior Vice President of Operations, reporting to the Interim CEO, or such other person as the Board of

Directors may designate. As Senior Vice President of Operations, Employee shall perform his duties faithfully and to the best of Employee's ability, and Employee shall devote all of his business time, energy and skill to the affairs of CART and shall discharge his responsibilities in a manner commensurate with Employee's position.

      6. COMPENSATION.

      (a) BASE SALARY. Until the Effective Time of the Merger between CART and OWRS, Employee shall continue to receive his current base salary of $302,500 per annum, payable in accordance with CART's normal payroll practices. For services rendered by Employee pursuant to this Agreement, upon the Effective Time of the Merger (as defined in the Merger Agreement), Employee shall receive a base salary (the "Base Salary") of $275,000 per annum, payable in accordance with CART's normal payroll practices. CART agrees that it will not reduce Employee's Base Salary during the term of this Employment Agreement.

      (b) BONUS. Employee is not guaranteed any bonus. However, to the extent a management bonus plan or management incentive plan is developed following the merger, Employee shall participate in any such plan(s) adopted by CART on terms comparable to other senior officers of CART.

      (c) FRINGE BENEFITS. Employee shall be eligible to participate in such of CART's benefit plans as are now generally available or later made generally available to senior officers of CART, including, without limitation, medical, dental, life, and disability insurance plans. At CART's expense for all aspects of such use, Employee shall continue to be entitled to the use of the automobile previously provided to Employee by CART or any equivalent replacement vehicle provided by CART.

      (d) VACATION. Employee shall be entitled to 4 weeks of vacation per year or to that amount of vacation per year generally available or later made generally available to senior officers of CART. Unused vacation may be accrued by Employee up to a maximum of six weeks, when it will cease accruing until Employee reduces the accrued, unused amount through use of vacation time.

      (e) EXPENSE REIMBURSEMENT. CART will reimburse Employee for all reasonable, ordinary and necessary travel, entertainment and other expenses incurred by the Employee in conjunction with his or her services to CART (whether arising before or after the date of this Employment Agreement), in accordance with CART's then-existing expense reimbursement and/or travel policies.

      (f) TERM LIFE INSURANCE. From the Effective Time until December 31, 2005, CART will, at its expense, cause Employee to be continuously covered by a $500,000 term life insurance policy with such beneficiary or beneficiaries as Employee shall designate from time to time.

      (g) 401(K) PLAN. If CART elects to have a 401(k) Plan, then Employee shall be entitled participate in such 401(k) Plan under terms no less favorable than those offered to other senior executives of CART.

      7. DEFINITIONS. For purposes of the Agreement, the following terms shall have the following meanings:

      (a) "ACCRUED COMPENSATION" shall mean any accrued cash compensation, any benefits under any plan of CART in which Employee is a participant to the full extent of Employee's rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Employee in connection with he performance of Employee's duties hereunder, all to the extent unpaid on the date of termination.

      (b) "BASE SALARY" shall have the meaning set forth in Section 7(a) above.

      (c) "DISABILITY TERMINATION" means termination by CART of Employee's employment by reason of the Employee's incapacitation due to disability. Employee shall be deemed to be incapacitated due to disability if at the end of any month Employee is unable to perform substantially all of his duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph shall alter CART's obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

      (d) "TERMINATION FOR CAUSE" means termination of Employee's employment by CART by reason of (i) Employee's gross dereliction of his duties; (ii) theft or misappropriation of property of CART by Employee; (iii) conviction of Employee of a felony or of any crime involving dishonesty or moral turpitude; or (iv) violation by Employee of the provisions of this Agreement; provided that, termination for violation by Employee of the provisions of this Agreement shall occur only after 20 days' advance written notice by CART to Employee containing reasonably specific details of the alleged breach and Employee's failure to cure the same within such 20-day period.

      (e) "VOLUNTARY TERMINATION" means termination of Employee's employment by the voluntary action of Employee other than by reason of a Disability Termination or by Employee's death.

      (f) "TERMINATION OTHER THAN FOR CAUSE" means termination of Employee's employment by CART after the expiration of the later of twelve (12) months following the Effective Time of the Merger (as defined in the Merger Agreement) or December 31, 2004 for any reason (other than as specified in paragraphs (c), (d), or (e) hereof) or for no reason.

      8. CONDITIONS OF SEPARATION.

      (a) TERMINATION OTHER THAN FOR CAUSE. CART may terminate this Employment Agreement by Termination Other Than For Cause after the expiration of the later of twelve (12) months following the Effective Time of the Merger (as defined in the Merger Agreement) or December 31, 2004 (the "Initial Period"), by providing Employee with nine (9) months' prior written notice of termination. Upon the issuance of the notice of termination (the "Notice Date"), Employee shall be relieved of his duties and obligations as an Employee, and shall have no authority to act on CART's behalf. As of the Notice Date, Employee shall no longer be eligible to participate in CART's incentive plan programs, bonus programs, or 401(k) plans and will no longer accrue benefits under CART's benefit plans, including vacation or sick time. Within 10 days of the Notice Date, CART will pay to Employee a lump sum amount equal to nine months' Base Salary less applicable taxes and withholdings (the "Separation Pay") and any other amounts, including without limitation any Accrued Compensation, owing to Employee under this Employment Agreement for the Initial Period (together with the Separation Pay, the "Termination Other Than For Cause Payment"). The date that Employee receives the Termination Other Than For Cause Payment from CART shall be considered the date of Employee's Termination Other Than For Cause (the "Termination Date"). Employee will be entitled to receive the Base Salary up to the Termination Date. If CART desires to terminate this Employment Agreement as of the end of the Initial Period, CART will orally advise Employee of that fact no later than the Tuesday following the last race of the 2004 CART racing season.

      (b) DISABILITY TERMINATION. CART shall have the right to effect a Disability Termination by giving 60 days' written notice thereof to the Employee. Upon Disability Termination CART shall pay Employee all Accrued Compensation, if any, and at CART's option, CART may elect to pay Employee in lieu of the 60 days' notice either upon the normal payroll schedule in effect at the time of termination or in a lump sum payment.

      (c) TERMINATION FOR CAUSE. Upon Termination For Cause, CART shall pay the Employee Accrued Compensation, if any, through the date of termination.

      9. CHANGE OF CONTROL PRIOR TO JUNE 1, 2005.

      (a) In the event Employee is still employed by CART, and there is a Change of Control (as hereafter defined) prior to June 1, 2005, then Employee shall be entitled under this Employment Agreement to the payment amounts and benefits set forth in subparagraphs (a) through (e) of Section 7.5(iii) of the Prior Employment Agreement automatically upon the occurrence of such Change of Control and without any further action by any person or entity. The parties agree that only the payment amounts and benefits described in subparagraphs (a) through (e) of Section 7.5(iii) of the Prior Employment Agreement survive and shall apply in the event of a Change of Control prior to June 1, 2005. The parties further agree that all other provisions in the Prior Employment Agreement, including all other "Change of Control" provisions, and, in particular, the definition of "Change of Control" thereunder, and the introductory sentence in Section 7.5(iii), are null and void, and in the event of a conflict between this Employment Agreement and Section 7.5(iii) of the Prior Employment Agreement, this Employment Agreement shall control and prevail. However, nothing in this paragraph or in subparagraphs (a) through (e) of Section 7.5(iii) of the Prior Employment Agreement, in the event those subparagraphs are applicable, obligates CART to employ Employee through June 1, 2005. In addition, Employee acknowledges that this provision, and Employee's entitlement to the payment amounts and benefits set forth in subparagraphs (a) through (e) of Section 7.5(iii) of the Prior Employment Agreement applies only to a Change of Control that occurs prior to June 1, 2005 and does not apply to a liquidation of CART's business.

      (b) In the event Employee is still employed by CART and there is a Change of Control (as hereafter defined) that occurs prior to June 1, 2005, CART and Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of CART ("Successor") to expressly assume and agree to perform CART's obligations under this Employment Agreement in the same manner and to the same extent that Company would be required to perform it if such succession had not taken place. Failure of CART and Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Employment Agreement and shall entitle Employee to compensation from CART in the same amount and on the same terms to which Employee would be entitled hereunder if Employee was terminated by CART by Termination Other Than For Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Notice Date.

      (c) The term "Change of Control" in this Employment Agreement means (i) all or substantially all of the equity or assets of Parent or CART are sold to any person or entity in one or more transactions following the Merger, (ii) the equity owners of Parent, or CART approve the merger of Parent or CART with any other person or entity following the Merger (other than a reincorporation merger), (iii) after the Effective Time of the Merger, any transaction whereby the aggregate indirect or direct owners of Parent prior to such transaction would no longer be at least 50% of the aggregate indirect or direct owners of Parent after such transaction, or (iv) a definitive agreement is entered into prior to June 1, 2005 which would cause any of the transactions described in
(i), (ii) or (iii) to occur, provided that such transaction is subsequently consummated.

      10. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement represents the entire understanding between the parties with respect to the subject matter of this Agreement, and supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee by CART, including those set forth in the Prior Employment Agreement. All modifications to this Employment Agreement must be in writing and signed by CART and Employee.

      11. GUARANTEE. By executing this Employment Agreement, Parent hereby guarantees to Employee the performance by CART of all obligations (financial or otherwise) owed to Employee by CART.

      12. LEGAL FEES. CART will pay up to $5,000 of Employee's legal fees incurred in connection with the negotiation and preparation of this Employment Agreement.

      13. NO AFFECT ON INDEMNIFICATION COVERAGE PRIOR TO MERGER. Nothing in this Employment Agreement waives, limits, restricts or enhances existing indemnification rights, if any, that Employee may have under applicable law, charter documents or any insurance coverage.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.


                                    CART, INC.

                                    By:         /s/ Thomas L. Carter
                                          ------------------------------
                                    Title:      CFO
                                    Date:       10-3-03



                                                /s/ John J. Lopes
                                    ------------------------------------
                                    JOHN J. LOPES
                                    Date:       Oct. 3, 2003


Executed by the undersigned pursuant to Section 11.

                                    CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                    By:         /s/ Thomas L. Carter
                                          ------------------------------
                                    Title:      CFO
                                    Date:       10-3-03

                                   CART, Inc.

      To:  John Lopes

      From:  The Chief Executive Officer

      In view of Open Wheel Racing's proposed acquisition of CART, we are asking you (as well as all members of the executive management team) to confirm that you are not aware of assertions that you have engaged in wrongful conduct that may have created liability for CART. Accordingly, by your signature below, you represent and warrant that you are not aware of any valid claims, assertions or accusations by third parties or employees that you have engaged in any wrongful conduct, malfeasance, or violations of any laws or regulations, including, but not limited to, conduct which could give rise to valid claims for breach of contract, trademark infringement, violation of licensing or trade agreements, defamation, tortious interference, unpaid wages or commissions, discrimination, harassment, retaliation, and to the best of your knowledge and belief, you have not engaged in conduct that could support such valid claims.

      Employee Name:    John J. Lopes           Dated:  Oct. 3, 2003
                    ----------------------
      Signature:  /s/ John J. Lopes
                --------------------------